UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 28, 2010

PATHFINDER BANCORP, INC.
(Exact name of Registrant as specified in its charter)

Commission File Number: 000-23601

Federal	16-1540137
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

214 West First Street, Oswego, NY 13126
(Address of Principal Executive Office) (Zip Code)

(315) 343-0057
(Issuer's Telephone Number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4c under the Exchange Act (17 CFR 240.13e-4c))

Section 2 – Financial Information

Item 2.02 Results of Operations and Financial Condition

On April 28, 2010, Pathfinder Bancorp, Inc. issued a press release disclosing first quarter financial results.  A copy of the press release is included as Exhibit 99.1 to this report.

The information in Item 2.02 to this Form 8-K and Exhibit 99.1 in accordance with general instruction B.2 of Form 8-K, is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except shall be expressly set forth by specific in such filing.

Item 9.01 Financial Statements and Results

Exhibit 99.1. Press Release dated April 28, 2010 reporting financial results for the fiscal quarter ending March 31, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PATHFINDER BANCORP, INC.

Date: April. 28, 2010	By: /s/ Thomas W. Schneider
Thomas W. Schneider
President and Chief Executive Officer

Exhibit No.                      Description

Ex-99.1                                1st Quarter 2010 Earnings Release

FOR IMMEDIATE RELEASE

CONTACT:          Thomas W. Schneider – President, CEO
James A. Dowd – Senior Vice President, CFO
Telephone:  (315) 343-0057

Pathfinder Bancorp, Inc. Announces First Quarter Earnings

Oswego, New York, April 28, 2010………… Pathfinder Bancorp, Inc., the mid-tier holding company of Pathfinder Bank, (NASDAQ SmallCap Market; symbol: PBHC, listing: PathBcp) announced reported net income of $600,000, or $0.20 per basic and diluted share, for the three months ended March 31, 2010, compared to $579,000, or $0.23 per basic and diluted share, for the same period in 2009.   The return on average assets and return on average shareholders' equity were 0.62% and 8.05%, respectively, for the three months ended March 31, 2010, compared with 0.65% and 11.67%, respectively, for the three months ended March 31, 2009.

“First quarter results continue to demonstrate both positive earnings trends and franchise growth”, according to Tom Schneider, President and CEO.  “Net income increased 3.6% over the prior year even while absorbing higher FDIC premium costs and loan loss provisions.  Net income growth is being driven by loan growth, balance sheet diversification and enhanced net interest margins.”

“We have experienced very strong deposit growth through the first quarter with deposits increasing $17.8 million, or 6%, since the end of 2009”, Schneider continued.  “The strong deposit growth has occurred across our branch network platform as we clearly see customer migration from large, complex financial organizations to the community bank that they have known and trusted for over 150 years.”

“The only negative trend is an increase in non-performing loans that is primarily due to two commercial loan relationships that we have been working closely with as their businesses navigate through this recession”, Schneider concluded.

Net interest income for the quarter ended March 31, 2010, increased $557,000, or 20.5%, when compared to the same period during 2009.  The increase in net interest income was the result of a decrease in interest expense of $527,000, or 30.7%, combined with an increase in interest income of $30,000.  Net interest rate spread increased to 3.57% for the quarter ended March 31, 2010, from 3.19% for the same period in 2009.  Average interest-earning assets increased 6.6%, to $356.5 million, for the quarter ended March 31, 2010 as compared to $334.3 million for the quarter ended March 31, 2009. The increase in average interest earning assets is primarily attributable to a $14.6 million increase in the average balance of the loan portfolio, a $4.6 million increase in interest earning deposits, and a $2.9 million increase in the average balance of security investments.  The growth in the total loan portfolio is a result of the continued emphasis on small business lending activities.  The yield on average interest earning assets decreased 38 basis points to 5.05% compared to 5.43% for the same period in 2009.  Average interest-bearing liabilities increased $10.2 million, while the cost of funds decreased 74 basis points to 1.50% from 2.24% for the same period in 2009.  The increase in the average balance of interest-bearing liabilities resulted from a $22.9 million, or 8.8%, increase in average deposits offset by a decrease of $6.9 million in average borrowed funds.  The increase in deposits is being driven by increases of $12.2 million, $5.5 million, and $5.6 million in municipal deposits, retail deposits, and business deposits respectively, when compared to the same period during 2009.

Provision for loan losses for the quarter ended March 31, 2010, increased to $263,000 from $135,000 for the same period in 2009.  The increased provision continues to be reflective of a growing loan portfolio that is more heavily weighted to commercial real estate and commercial term loans, which have higher inherent risk characteristics than a more traditional residential real estate portfolio.  Allowance for loan losses to period end loans increased to 1.25% at March 31, 2010, as compared to 1.03% at March 31, 2009.  Nonperforming loans to period end loans increased to 1.52% at March 31, 2010, from 0.88% at March 31, 2009.

Non-interest income, exclusive of net gains and losses from the sale of securities, loans and foreclosed real estate, increased to $718,000 for the quarter ended March 31, 2010 compared to $632,000 for the same period in the prior year. The increase in non-interest income is primarily attributable to a $38,000 increase in service charges on deposit accounts, a $27,000 increase in income from bank owned life insurance, and a $12,000 increase in other charges, commissions and fees.

Net gains and losses from the sales of securities, loans and foreclosed real estate decreased to a net loss of $8,000 for the quarter ended March 31, 2010, as compared to net gains of $167,000 when compared to the same quarter of 2009.   The decrease was due to a loss recognized on the sale of foreclosed real estate during the first quarter of 2010, as compared to gains that were generated from the sale of investment securities and residential real estate loans during the first quarter of 2009.

Non-interest expenses increased $289,000, or 11.2%, for the quarter ended March 31, 2010. The increase in non-interest expense is due to an increase of $191,000 in salaries and employee benefits, an $81,000 increase in FDIC Assessment, a $20,000 increase in professional and other services, and a $17,000 increase in other expenses.  These increases were offset by a decrease in data processing expenses of $11,000 and $9,000 in building and occupancy.  The increase in salaries and employee benefits was due to annual merit based wage adjustments and other incentive based compensation costs.  The increase in professional and other services is due to increased legal fees.  The increase in other expenses was due to the recording of reserves associated with the company’s debit card rewards program, which was not in place in the same quarter of 2009.

About Pathfinder Bancorp, Inc

Pathfinder Bancorp, Inc. is the mid-tier holding company of Pathfinder Bank, a New York chartered savings bank headquartered in Oswego, New York.  The Bank has seven full service offices located in its market area consisting of Oswego County.  Financial highlights for Pathfinder Bancorp, Inc. are attached.  Presently, the only business conducted by Pathfinder Bancorp, Inc. is the 100% ownership of Pathfinder Bank and Pathfinder Statutory Trust II.

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

PATHFINDER BANCORP, INC.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share amounts)

	For the three months
	ended March 31,
	(Unaudited)
	2010	2009

Condensed Income Statement
Interest and dividend income	$4,460	$4,430
Interest expense	1,190	1,717
Net interest income	3,270	2,713
Provision for loan losses	263	135
	3,007	2,578
Noninterest income excluding net gains on
securities, loans and foreclosed real estate	718	632
Net (losses) gain on securities,
loans and foreclosed real estate	(8)	167
Noninterest expense	2,862	2,573
Income before taxes	855	804
Provision for income taxes	255	225
Net Income	$600	$579

Key Earnings Ratios
Return on average assets	0.62%	0.65%
Return on average equity	8.05%	11.67%
Net interest margin (tax equivalent)	3.71%	3.53%

Share and Per Share Data
Basic weighted average shares outstanding	2,484,832	2,484,832
Basic earnings per share	$0.20	$0.23
Diluted earnings per share	0.20	0.23
Cash dividends per share	0.0300	0.0000
Book value per common share	9.66	7.97

	March 31,	December 31,	March 31,
	2010	2009	2009
Selected Balance Sheet Data
Assets	$386,742	$371,692	$361,580
Earning assets	357,194	343,071	332,443
Total loans	262,214	262,465	247,979
Deposits	314,596	296,839	293,030
Borrowed Funds	33,000	36,000	37,400
Loan Loss Reserves	3,280	3,078	2,553
Trust Preferred Debt	5,155	5,155	5,155
Shareholders' equity	30,115	29,238	19,810

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.09%	0.11%	0.09%
Allowance for loan losses to period end loans	1.25%	1.17%	1.03%
Allowance for loan losses to nonperforming loans	82.49%	113.07%	116.05%
Nonperforming loans to period end loans	1.52%	0.88%	0.89%
Nonperforming assets to total assets	1.06%	0.67%	0.71%